Exhibit 10.19

CEO Agreement

between

ads-tec Energy plc., Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland and

Dipl.-Ing. Thomas Speidel, Lembergerweg 13, 71706 Markgröningen

Preliminary remark

Thomas Speidel has been working as managing director for ads-tec Energy GmbH in Nurtingen (and its future subsidiaries and affiliated companies) as well as for ads-tec Holding GmbH and its subsidiaries since many years. The ads-tec group is continuing to develop at a highly dynamic pace. Based on the excellent cooperation to date, Thomas Speidel is now also to take on further tasks with an even higher level of responsibility. In this connection the parties agree the following, expressly maintaining all other provisions set out in the Managing Director’s Contract between Thomas Speidel and ads-tec Holding GmbH together with any amendment agreements, these shall remain unaffected by this CEO agreement:

1.	Position, role, area of responsibility

It is expected that Thomas Speidel with effect from most likely 1st December 2021, at the latest 01.01.2022 (depending on closing date), will additionally take on the role of CEO (Chief Executive Officer) as well as a director of the board of the future ads-tec Energy plc, a holding company established under the law of the Republic of Ireland, with its registered office at Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland.

All material decisions to be made with regard to his area of responsibility as CEO and as a director will be made at the registered office of ads Energy plc in Dublin 4, Republic of Ireland. This will also require Thomas Speidel to visit the site in person regularly. He is expressly prepared to do this. It is expected that Thomas Speidel will be working in Germany on behalf of ads-tec Energy GmbH, but that he will not participate in day-to-day negotiation of sales contracts or perform key decision-making activities on behalf of GmbH while in Ireland and vice versa. He also will keep his position as CEO of ads-tec Holding GmbH and other affiliated companies.

2.	Parallel service contract relationships, agreements with third parties

Ads-tec Energy plc is aware that Thomas Speidel will continue to perform his duties at affiliated companies of ads -tec group, in particular with ads-tec Holding GmbH and ads-tec Energy GmbH as managing director in Germany. In turn, ads-tec Holding GmbH and ads-tec Energy GmbH are aware that a key focus of Thomas Speidel’s future role will be to fulfil his new role as CEO of ads-tec Energy plc. Ads-tec Energy plc is aware of and is acknowledging and expressly consenting to Thomas Speidel acting as director (CEO) or taking on other management positions for other legal entities where the majority shareholder is the Speidel family.

There is all-round mutual agreement on this.

TSSI

16/11/2021

3.	Fixed remuneration

A fixed remuneration of EUR 400,000.00 gross will be paid by ads-tec Energy plc. with effect from beginning of this agreement. Payment will be in twelve equal monthly instalments, in each case at the end of the month, into the account of Thomas Speidel into which payments are currently made, in Euros or – if he chooses in USD.

The fixed remuneration and the other remuneration components will be deemed to fully compensate Thomas Speidel for his activity. Any overtime, based on the current individual regular weekly working hours of at least 40 hours, will also be deemed paid. This in in accordance with the recommendations of Pearl Meyer.

4.	Additional payments and benefits

In addition, Thomas Speidel will receive the following additional payments with effect from beginning of this agreement in accordance with the recommendations referring to remuneration of Pearl Meyer:

1.	Annual incentive: Annual target bonus of EUR 300,000.00 in the event that the targets set out in the business plan are achieved in full (100%). Notwithstanding such target, the specific amount, if any, of any annual bonus shall be determined in ads-tec Energy plc’s based on achievement of certain individual and Company goals to be established by the ads-tec Energy plc for each fiscal year. Any annual bonus will be paid within 90 days following the end of the fiscal year in which the applicable services were performed, in accordance with the ads-tec Energy plc’s bonus payment practices in effect from time to time.

2.	Long term incentive. During this contract, the CEO shall be eligible to participate in the company wide long term incentive program at a level set by the compensation committee and in line with competitive market practices as defined at the time of the grant.

3.	Legal protection: The intention is for the CEO to be included in a D&O insurance policy still to be taken out by ads-tec Energy plc. Such insurance is currently not yet available. Until this insurance is taken out with legal effect and until the CEO is included in the group of insured persons, ads-tec Energy plc agrees to create earmarked provisions of up to EUR 5,000,000.00 for any potential legal defence.

4.	Transaction awards: Furthermore, the CEO will receive a transaction award in form of Restricted Stock Units (“RSU”) with a value ofUSD 750,000.00 as outlined and defined in the Pearl Meyer stock compensation recommendations shown in the executive compensation part of the F-4 Filing.

5.	Termination

ads-tec Energy plc and the CEO may terminate their working relationship anytime (“employment at will”) in line with the company’s then existing termination policy. Both parties, however, expect a term of contract until 31 December 2024.

6.	GoJerningLaw, Place of jurisdiction

This Agreement shall in all respects be interpreted, enforced, and governed by the laws of Germany. With respect to any court action, parties agree on the courts which are competent for Nürtingen, Germany.

Nürtingen, 16th, 11,	2021 [place, date]	Stuttgart, 15th Nov. 2021

/s/ Pieter Taselaar	/s/ Thomas Speidel
Legal Representative of Ads-tec Energy plc.	Dipl.-Ing. Thomas Speidel

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